Exhibit 10.2

AMENDMENT NUMBER FOUR
TO THE
HENRY SCHEIN, INC.
1994 STOCK INCENTIVE PLAN
(As Amended and Restated Effective as of March 27, 2007)

WHEREAS, Henry Schein, Inc. (the “Company”) maintains the Henry Schein, Inc. 1994 Stock Incentive Plan (as amended and restated effective as of March 27, 2007), as amended (the “Plan”);

WHEREAS, pursuant to Section 13 of the Plan, the Company has reserved the right to amend the Plan;

WHEREAS, the Company desires to amend the Plan in certain respects; and

WHEREAS, pursuant to Section 13 of the Plan, approval by the Company’s stockholders is required with respect to this amendment.

NOW, THEREFORE, the Plan is hereby amended effective as of November 19, 2010, subject to stockholder approval at the 2011 annual stockholders’ meeting, and solely with respect to Awards granted on or after November 19, 2010, as follows:

1.	The definition of “Subsidiary” in Section 2(qq) of the Plan is amended in its entirety to read as follows:

“(qq) “Subsidiary” means each of the following: (i) any “subsidiary corporation” within the meaning of Section 424(f) of the Code; (ii) any entity, trade or business (including, without limitation, a partnership or limited liability company) that is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by HSI or one of its Subsidiaries; and (iii) any other entity in which HSI or any of its Subsidiaries has a material equity interest and which is designated as an “Subsidiary” by resolution of the Committee; provided that, unless otherwise determined by the Committee, the Common Stock subject to any Award constitutes “service recipient stock” for purposes of Section 409A of the Code or otherwise does not subject the Award to Section 409A of the Code.  An entity shall be deemed a Subsidiary of HSI only for such periods as the requisite ownership relationship is maintained unless otherwise determined by the Committee.”

2.	Section 6(a) of the Plan is amended in its entirety to read as follows:

“(a) Grant.  The Committee may grant Options to Key Employees and Consultants of the Company.  Notwithstanding the foregoing, Options intended to be Incentive Stock Options shall be granted only to Key Employees of HSI or any Subsidiary that constitutes a “subsidiary corporation” within the meaning of Section 424(f) of the Code.”

3.	The following sentences are hereby added to the end of Section 6(e) of the Plan as follows:

“Any Incentive Stock Option will not qualify as such, among other events (i) if the Key Employee disposes of the Common Stock acquired pursuant to the Incentive Stock Option at any time during the two (2) year period following the grant date or the one (1) year period following the date on which the Incentive Stock Option is exercised, or (ii) except in the event of the Key Employee’s death or disability, as defined in Section 22(e)(3) of the Code, if the Key Employee is not employed by the HSI or any Subsidiary that constitutes a “subsidiary corporation” within the meaning of Section 424(f) of the Code at all times during the period beginning on the grant date and ending three months before the date of exercise of the Incentive Stock Option.  To the extent that any Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), it shall not effect the validity of the Option and such Option or the portion thereof which does not qualify shall constitute a separate non-qualified option.”

4.	Except as amended hereby and expressly provided herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed February 15, 2011.

HENRY SCHEIN, INC.

By:	/s/ Michael S. Ettinger
Name: Michael S. Ettinger
Title: Senior Vice President